Exhibit 10.1

RHB Bank Berhad 6171-M
Level 10, Tower One, RHB Centre, Jalan Tun Razak,
50400 Kuala Lumpur, Malaysia
TEL +603 287 8888  FAX +603 9287 9000

PRIVATE & CONFIDENTIAL

10th July 2014

TOR Minerals (M) Sdn Bhd
4 ½ Mile, Jalan Lahat
30200 Ipoh, Perak

Attention:  Miss Loke Cheong Ching - Account Manager

Dear Madam,

RE:  BANKING FACILITIES GRANTED TO TOR MINERALS (M) SDN BHD ("BORROWER")

Further to our Letter of Offer dated 17th April 2008, 01st June 2011, 25th March 2013 and 25th October 25, 2013 ("Letters of Offer"), we, RHB Bank Berhad ("the Bank") have decided on the following: -

(i)                Renew/extend your existing banking facilities to 1st April 2015;

(ii)              Reduction in Multi Trade Lines facilities limit by RM2,000,000; and

(iii)             Reduction in Term Loan facility limit by RM2,000,000;

subject to the following terms and conditions:-

1.                THE BANKING FACILITIES

  The banking facilities granted or to be granted to you are follows:

Facility	Limit/Existing Limit (RM)	New/Additional/ Reduction (RM)	Total/Revised Limit (RM)
Overdraft / Revolving Credit	1,000,000-00		1,000,000-00
Term Loan	3,200,000-00	(200,000-00)	3,000,000-00

Multi-Trade Line comprising Letter of Credit (Sight/Usance)/Trust Receipt/Bankers Acceptance/Bills Purchased/Export Credit Refinancing/Foreign Currency Trade Financing/Promissory Notes/Shipping Guarantee

	9,300,000-00	(2,000,000-00)	7,300,000-00
(Tenor where applicable is up to 180 days)
Bankers Guarantee	1,200,000-00		1,200,000-00
Foreign Exchange Contract Line	25,000,000-00		25,000,000-00
Total	39,700,000-00	(2,200,000-00)	37,500,000-00

(hereinafter referred to as "the Banking Facility" and where the Banking Facility comprises more than one banking facilities, the expression "Banking Facility" shall where the context requires refer collectively to all and individually to each of the respective banking facilities comprising the Banking Facility)

2.            AVAILABILITY PERIOD

2.1          The granting of the Banking Facility to you is at all times subject to availability of funds.

2.2          Term Loan - The Term Loan Facility is made available to you for drawdown for a period of twelve (12) months from the date of the Facility Agreement.  Any further extension of the Availability Period shall be subject to the sole discretion of the Bank.

3.            TENURE

3.1          The Banking Facility is subject to periodic review at the sole and absolute discretion of the Bank but notwithstanding such periodic review, the Banking Facility shall be repayable on demand.

3.2          Subject to and until such periodic review or demand under paragraph 4.1 hereof, the Banking Facility is for the following tenure:

               Facility                                                Tenure

Term Loan of RM3,000,000-00          For a period of 5 years from the date of first drawing inclusive of 6 months grace period  for principal repayment.  Interest shall be serviced in arrears every quarter from the date of the first drawdown.

4.            SECURITY

The Banking Facility interest commissions and banking and/or other charges and expenses payable thereon or in connection therewith are to be secured by:-

4.1          Against the existing first legal charge over industrial property held under H.S. (D) Ka 1376/75, Lot 70808 and H.S. (D) Ka 1377/75, Lot 70809, both in Mukim of Ulu Kinta, District of Kinta, Perak.

4.2          Against the existing debenture over the fixed and floating assets of the company, both present and future dated 23rd February 1991.

4.3          As a subsidiary document, a new Facility Agreement shall be executed.

4.4          Up-stamp of the existing debenture over fixed and floating assets (present and future) to secure the total Banking Facility.

4.5          Against the existing Letter of Support from Hitox Corporation of America, USA (presently known as TOR Minerals International Inc., USA) dated 25th April 2000.

5.            CONDITIONS FOR DRAWDOWN/UTILIZATION

5.1          In addition to the conditions precedent for drawdown as stipulated in the General Terms and Conditions annexed hereto, you shall also fulfill the following conditions precedent before you are allowed to drawdown on the Banking Facility:

               5.1.1       Acceptance of the Letter of Offer.

51.2        Receipt of certified true copy of Borrower's constitutional documents.

5.1.3       Receipt of certified extract of the Borrower's Board Resolution authorizing the execution of Financing Documents, in accordance with the Memorandum and Article of Association and other corporate documents

5.1.4       The drawdown of the Term Loan shall be progressively against satisfactory evidence or purchase / invoice / progress billing claim / receipt for reimbursement.  The Bank will finance only up to 65% of each invoice / billings and evidence must be provided that the balance of the cost has been paid and not financed by HSBC Bank Malaysia Berhad

5.1.5       For reimbursement, the condition in the Item 5.1.6 will apply and Borrower has to provide satisfactory evidence that it has been paid amount to be reimbursed

5.1.6       The Bank shall have received the payment in full of all fees, expenses and other amount payable.

5.2          If,

5.2.1       you shall fail to comply with any of the conditions precedent referred to in paragraph above and /or in the General Terms and Conditions annexed hereto and and/or any warranty or representation made by you to the Bank is incorrect, misleading or untrue; and/or

5.2.2       there has been a material adverse change in your condition, financial or otherwise after the date of the Letter of Offer;

you will not be entitled to utilize the Banking Facility and the Bank shall be entitled to cancel the Banking Facility hereby granted without any prior notice to you and you shall be liable to reimburse and /or indemnify the Bank for all costs and expenses (including legal costs and expenses) incurred by the Bank in connection with the approval and /or grant of the Banking Facility to you.

6.            OTHER TERMS AND CONDITIONS

6.1          TOR Minerals International Inc., USA shall fund Borrower's bank debt shortfall in the event Borrower is unable to pay when it becomes due or upon occurrence of events of default.

6.2          You are to remain as a wholly owned subsidiary of TOR Minerals International Inc., USA throughout the tenure of the Banking Facility.

6.3          The financing under the Term Loan shall not be worse off than that the facility offered by HSBC Bank Malaysia Berhad for the same financing to upgrade your plant.

6.4          The Borrower shall not declare dividend for any financial year during the tenor of the Term Loan facility without the Bank's prior approval.

6.5          The Banking Facility available to you at our Ipoh Branch is to be actively utilized.  In addition, you are to maintain a satisfactory current account with us.

6.6          Earmarking of the Overdraft / Multi Trade Lines facilities limits for utilization of Foreign Exchange Contract Line and Bankers Guarantee is allowed.

6.7          Utilization of Multi Trade Lines facilities is allowed to finance sales to your related companies as approved by the Bank as follows:-

(a)     TOR Minerals International Inc., USA.

(b)    TOR Processing & Trade B.V, Netherlands

6.8          The Bank reserves the right to disallow the continued utilization of the Banking Facility in the event that there are overdue payments.

6.9          If any of the provisions of this letter becomes invalid, illegal or unenforceable in respect of any law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

6.10        All the shareholder loans/advances shall be subordinated.

6.11        The Borrower is to submit to the Bank latest related parties debt ageing report analysis during the next review of the Banking Facilities.

6.12        A confirmation from TOR Minerals International Inc., USA that no additional security has been or will be given to HSBC Bank Malaysia Berhad for facilities to Borrower.

6.13        Completion of all legal documents including Co-Lenders Agreement / Security Sharing Agreement with RHB Bank Berhad and HSBC Bank Malaysia Berhad (if applicable).

6.14        Written consent from HSBC Bank Malaysia Berhad for the sharing of security over the Land and Debenture on a pri passu basis (if applicable).

7.            ANNEXURES

The terms and conditions set put in the Annexures I and IA hereto form an integral part of this Letter of Offer and in the event of any conflict or discrepancy between the terms and conditions in this Letter of Offer and the terms and conditions in the Annexures, the terms and conditions in this Letter of Offer shall prevail.

This Letter of Offer shall supersede our previous Letter of Offer dated 10th April 2014.  Except as specifically amended or varied hereby, all terms and condition in our previous Letters of Offer and Facility Agreements(s), and in the security documents to secure the existing facilities shall remain in full force and effect and the Letters of Offer and Facility Agreement(s) and security documents as amended or varied by this Letter shall from and after the date hereof be read as a single integrated document incorporating the amendment(s) or variation(s) effected hereby.

Please indicate your acceptance of the Banking Facility upon the terms and conditions herein by signing the duplicate of this letter and returning the same to the Bank.  In addition, you are required to execute such loan/security documents, which the Bank's solicitors shall advise are necessary for the protection of the Bank's interest.

We thank you for giving us the opportunity to be of service to you.

Yours faithfully

For RHB BANK BERHAD

Fazlina Othman                                                                                Wan Amiruddin Wan Ahmad

Relationship Manager                                                                       Senior Vice President

Corporate 2                                                                                       Head-Corporate 2

Corporate Banking Division                                                             Corporate Banking Division

cc. Mr. Lee Kee Wooi, Corporate Banking (Ipoh Region)

I/We, the undersigned hereby confirm that I/We have read the terms and conditions set out above and in the Annexures hereto and taken note of the same.  I/We hereby accept the Banking Facility upon the terms and conditions mentioned above and in the Annexures.  I/We hereby declare that :

We are not related to/a guarantor to/in control of/controlled by any of the directors, controlling shareholders, officers of the RHB Banking Group and their respective *close relatives.

None of the directors, controlling shareholders, officers of the RHB Banking Group and their respective *close relatives is a director, partner, executive officer, agent or guarantor in our firm/partnership/company/legal entity and/or our subsidiaries/entities controlled by us.

*"Close relatives" is defined as spouse and dependents of the spouse, child (including step/adopted child) and spouse of the child, parent and brother or sister and their spouses.

Signed for and on behalf of TOR Minerals (M) Sdn Bhd (14387-W)

................                  ...............

(Name:                                               )                              (Name:                                               )

(Designation                                      )                (Designation                                      )

(NRIC No.:                                        )                (NRIC No.:                                        )

RHB BANK BERHAD (6171-M)
RHB Bank Berhad Ref.	:	IPH 900052
Date of Letter of Offer	:	10th July 2014
Borrower	:	TOR Minerals (M) Sdn Bhd

ANNEXURE I

THE GENERAL TERMS AND CONDITIONS

1.            REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Bank that: -

1.1             all acts, conditions, things, approvals, consents, authorizations and licenses required to be done, fulfilled, performed or obtained to enable the Borrower to lawfully enter into and exercise its rights under and perform its obligations hereunder and any related documents executed by it have been done, fulfilled, performed or obtained and are in full force and effect;

1.2             the Borrower's acceptance of this Letter of Offer and the performance of the terms herein will not contravene any law, regulation, order or decree of any governmental authority, agency or court to which the Borrower is subject; and

1.3             the Borrower is not in default under any agreement to which the Borrower is a party or by which the Borrower may be bound and no litigation arbitration or administrative proceedings are presently current or pending or threatened against the Borrower.

2.            CONDITIONS PRECEDENT

2.1             The Banking Facility will be made available for the Borrower's utilization upon the fulfillment of the following conditions precedent: -

2.1.1      all loan/security documents which are required herein and/or such other documents as may be required by the Bank and/or its solicitors shall have been executed by the Borrower and/or the relevant security parties, duly stamped and registered at such registries as the Bank may deem necessary or expedient within thirty (30) days from the date of the acceptance of the Letter of Offer or such other time as may be stipulated by the Bank;

2.1.2      the Bank shall have received copies of the following documents certified as true and correct by the Borrower's secretary or director: -

(a)          all authorizations, licenses, approvals and consents which are necessary for the financing by the Bank hereunder, the carrying on of the Borrower's business and the execution of the security documents (if any);

(b)          the Borrower's Board of Directors' Resolution authorizing the acceptance and the borrowing of the Banking Facility and/or the execution of the loan/security documents (if any);

(c)          a copy each of the Borrower's (if applicable) certificate of incorporation and the Memorandum and Articles of Association and the Forms 24, 44, and 49 of the Companies Act 1965; and

(d)          specimen signatures, authenticated in such manner as the Bank may require, of the persons authorized to act on the Borrower's behalf in respect of the transactions hereunder.

2.1.3      the Borrower shall have paid all fees or charges payable or agreed to be paid by the Borrower to the Bank for or in connection with the Banking Facility including the preparation and perfection of the loan/security documents;

2.1.4      no Event of Default (as hereinafter stated) or no event which with the giving of notice or lapse of time or both would constitute an Event of Default shall have occurred or be continuing;

2.1.5      no extraordinary circumstances or change of law or other governmental action shall have occurred which makes it improbable that the Borrower will be able to observe or perform the covenants and obligations herein; and

2.1.6      the Bank's solicitors shall have made a search on the Borrower at the Companies Commission of Malaysia and the Director-General of Insolvency's Office and the results thereof shall have been satisfactory to the Bank.

2.2          In the case where guarantee(s) and/or other security ("the Security Document") is/are required by the Bank from third party(ies) ("the Security Party), the utilization of the Banking Facility shall also be subject to the fulfillment of the following additional conditions precedent: -

2.2.1      the Security Document shall have been duly perfected and forwarded to the Bank;

2.2.2      where the  Security Party is a body corporate, such Security Party shall have forwarded to the Bank copies of the following documents: -

               (a)          its Board of Directors' Resolution authorizing the execution of the Security Document;

(b)          a certified copy of its Certificate of Incorporation, Memorandum and Articles of Association and the Forms 24, 44, and 49 of the Companies Act 1965.

2.2.3      the Bank's solicitors shall have made a search on the Security Party at the Companies Commission of Malaysia and/or the Director-General of Insolvency's Office and the results thereof shall have been satisfactory to the Bank; and

2.2.4      all authorizations, approvals and consents which are necessary for the creation and delivery of the Security Document to the Bank hereunder, shall have been obtained and delivered to the Bank.

3.            AFFIRMATIVE COVENANTS

During the tenor of the Banking Facility the Borrower shall: -

3.1          furnish to the Bank all information reasonably required by the Bank in relation to the Borrower's business and financial position;

3.2          keep full, proper and up-to-date accounts and furnish to the Bank within one hundred and eighty (180) days from the end of each of the Borrower's financial year copies of the Borrower's annual report together with the balance sheet and profit and loss account duly audited and certified by a qualified independent auditor; and

3.3          notify the Bank of the occurrence of an Event of Default stipulated hereunder or of any event which would constitute an event of default in relation to any of the Borrower's other indebtedness.

4.            RESTRICTIVE COVENANTS

During the tenor of the Banking Facility the Borrower shall not, without the prior written consent of the Bank: -

4.1          add to, delete, vary or amend the Borrower's Memorandum and Articles of Association in any manner which would be inconsistent with the terms of this Letter of Offer;

4.2          change the nature of the Borrower's business;

4.3          sell, transfer, lease or otherwise dispose of a substantial part of the Borrower's capital assets or undertake or permit any merger, consolidation or reorganization;

4.4          enter into any transaction with any person firm or company except in the ordinary course of business and at arm's length commercial terms; and

4.5          decrease the Borrower's authorized or issued capital or alter the structure thereof or the rights attached thereto.

5.            VARIATION OF INTEREST RATES

5.1          The Bank shall be entitled at its sole and absolute discretion, without notice to the Borrower, vary at any time and from time to time the Base Lending Rate of the Bank and/or the margin of interest imposed above the Base Lending Rate and/or Cost of Funds of the Bank and/or commissions or other rates of interest chargeable PROVIDED THAT the Bank will endeavor to provide notice of such variation(s) in the following manner:

5.1.1      in respect of the Base Lending Rate of the Bank by displaying at the premises of the Bank a general notice of the change of the Base Lending Rate of the Bank addressed to the public generally and such display shall be deemed sufficient notice to the Borrower or by including a notice in the periodic statement of accounts sent to the Borrower or by any other modes deemed fit and proper by the Bank; and

5.1.2      in respect of the margin of interest imposed above the Base Lending Rate and/or Cost of Funds of the Bank and/or commissions by serving a notice in writing (which notice may be included in the periodic statements of account sent to the Borrower) on the Borrower of such change and such notice shall be deemed to have been sufficiently served on the Borrower if sent by ordinary mail to the Borrower's usual or last known place of residence/business or to the address above stated;

PROVIDED ALWAYS that the effective date of the change of the Base Lending Rate and/or margin of interest imposed above the Base Lending Rate and/or Cost of Funds and/or in the commissions or the other rates of interest chargeable shall be the date stipulated by the Bank at its sole absolute discretion.  And notwithstanding anything hereinbefore contained, any delay or failure on the part of the Bank to give notice in accordance with the provisions herein contained shall not absolve the Borrower from its obligation to pay the rate of interest and/or commissions determined by the Bank and such rate of interest so determined by the Bank shall be payable from such date as the Bank shall in its sole and absolute discretion stipulate.

5.2          The Bank shall be entitled at any time at its sole and absolute discretion with or without notice to the Borrower and without assigning any reason to change the fundamental basis of calculation of the Prescribed Rate (whether it be the Base Lending Rate, Cost of Funds or any other basis by whatsoever name called).

6.            CAPITALISATION OF INTEREST

Interest commission and fees remaining unpaid at the time when it shall become due and payable and all costs charges expenses and other moneys due and payable shall be added to the principal amount advanced under the Banking Facility and thereafter be treated as principal and be chargeable with interest at such rate at which interest shall from time to time and at any time be payable under this Letter of Offer. For the purpose of ascertaining whether the limit of the Banking Facility intended to be advanced or secured has been exceeded or not, all accumulated and capitalized interest shall be deemed to be interest and not principal.

7.            EVENTS OF DEFAULT

All monies outstanding under the Banking Facility together with interest thereon and all other monies relating thereto shall become immediately repayable by the Borrower upon demand being made by the Bank or upon the occurrence of any of the following events: -

7.1          the Borrower defaults in the payment of any money payable to the Bank after the same shall have become due whether formally demanded or not;

7.2          the Borrower defaults under any other provision herein which is not capable of remedy or which, being capable of remedy, is not remedied within fourteen (14) days after being required to do so by the Bank;

7.3          any representation, warranty or condition made or implied by the Borrower herein is incorrect or misleading in any material respect;

7.4          any license, authorization, approval, consent or permit which is required for the Borrower's business or the performance of the Borrower's obligations hereunder is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect;

7.5          any of the Borrower's indebtedness or the indebtedness of any of the Security Party becomes capable, in accordance with the relevant terms thereof, of being declared due prematurely by reason of a default by the Borrower or such Security Party of their respective obligations in respect of the same or the Borrower or any of the Security Party fail to make payment in respect thereof on the due date for such payment or if due on demand when demanded or the security for any such indebtedness becomes enforceable;

7.6          a petition be presented or an order be made or a resolution be passed for the Borrower's winding-up or the winding up of any of the Security Party which is a body corporate;

7.7          a receiver and/or manager or liquidator is appointed to take possession of the Borrower's properties or undertaking or the properties or undertaking of any of the Security Party which is a body corporate;

7.8          the Borrower or any of the Security Party which is a body corporate ceases or threatens to cease to carry on all or a substantial part of the Borrower's business or  the Security Party's business;

7.9          any judgment is obtained against the Borrower or any of the Security Party and no appeal against such judgment has been made to the appropriate appellate court within the time prescribed by law;

7.10       the Borrower or any of the Security Party who is an individual person commits any act of bankruptcy or becomes bankrupt or shall die or become insane;

7.11       if the Bank shall in its sole discretion consider that the Banking Facility or any of its security or its security position  in relation to the repayment of the Banking Facility to be in jeopardy; and

7.12       any other event or series of events whether related or not has or have occurred which in the opinion of the Bank (after discussion with the Borrower) could or might affect or prejudice the ability or willingness of the Borrower to comply with all or any of the Borrower's obligations hereunder.

8.            ILLEGALITY

If the Bank determines that the introduction or variation of any law, regulation or official directive (whether or not having the force of law) or any change in the interpretation or application thereof makes it unlawful for the Bank to maintain, fund or give effect to its obligations hereunder, the Bank shall forthwith give notice of such determination to the Borrower whereupon the Banking Facility to such extent shall be cancelled and the Borrower will forthwith upon notice from the Bank repay all monies outstanding under the Banking Facility together with interest thereon and all other monies agreed to be paid by the Borrower hereunder.

9.            INCREASED COSTS

Where the Bank determines that, as a result of the introduction or variation of any law, order, regulation or official directive (whether or not having the force of law), or any change in the interpretation or application thereof by any competent authority, or compliance with any request (whether or not having the force of law) from Bank Negara Malaysia or other fiscal, monetary or other authority, the cost to the Bank of making available or continuing to make available the Banking Facility is increased or the amount of any sum received or receivable by the Bank in respect of the Bank making or continuing to make available the Banking Facility or the effective return to the Bank under the Banking Facility is reduced or the Bank is obliged to make any payment (except in respect of tax on the Bank's overall net income) or forego any interest or other return on, or calculated by reference to, the amount of any sum received or receivable by the Bank from the Borrower under the Banking Facility, then the Bank shall notify the Borrower of the circumstances leading to the Bank's determination and: -

9.1          the Borrower shall on demand pay to the Bank such reasonable amounts as the Bank may from time to time and at any time notify the Borrower to be necessary to compensate the Bank for such additional cost, reduction, payment or foregone interest or return provided that nothing herein contained shall prevent the Borrower from taking all necessary steps to mitigate the effect of such increased cost; and

9.2          at any time thereafter, so long as the circumstances giving rise to the obligation to make the compensating payment continue, the Borrower may upon giving the Bank not less than thirty (30) days' notice, cancel the Banking Facility.

10.          MARKET DISRUPTION

If in the opinion of the Bank, there has, since the date of this offer, been a change in national or international monetary, financial, economic or political conditions or currency exchange rates or exchange control which would render the Banking Facility temporarily or permanently commercially impracticable or impossible, the Bank shall notify the Borrower thereof, and: -

10.1       whilst such circumstances exist, no utilization of the Banking Facility will be allowed;

10.2       the Bank shall negotiate in good faith for an alternative basis acceptable to the Bank for continuing the Banking Facility; and

10.3       unless within thirty (30) days after the giving of such notice such circumstances cease to exist or an alternative basis acceptable to the Bank is arrived at, the Banking Facility shall be cancelled.

11.          LEGAL AND INCIDENTAL EXPENSES

The Borrower shall pay all legal fees and incidental expenses in connection with the preparation, stamping and registration of any security documents required by the Bank hereunder even though the said documents are not executed by the Borrower for any reason whatsoever. If any money payable under the Banking Facility is required to be recovered through any process of law, the Borrower shall be liable to pay the Bank's solicitors' fees (on a solicitor and client basis) and any other fees and expenses incurred in respect of such recovery.

12.          WAIVER AND INDULGENCE

The terms and conditions herein may be waived by the Bank in whole or in part with or without conditions at the discretion of the Bank without prejudicing the rights of the Bank hereunder and any failure by the Bank to enforce any of the provisions hereunder or any forbearance delay or indulgence granted by the Bank to the Borrower shall not be construed as a waiver of the Bank's rights hereunder.

13.          BANKING AND FINANCIAL INSTITUTIONS ACT, 1989

The approval of the Banking Facility to the Borrower shall be upon the condition that the Bank will not breach or contravene any law legislation or regulation including, without limiting the generality of the foregoing, the provisions of Section 62 of the Banking And Financial Institutions Act, 1989 or any other provisions thereof. In the event any such relationship is established or discovered now or in the future the Bank reserves the right forthwith to terminate and recall the Banking Facility.

14.          DUTY TO VERIFY STATEMENTS OF ACCOUNTS/CERTIFICATE OF BANK

The Borrower shall verify all statements of accounts sent to the Borrower by the Bank and immediately revert to the Bank in the event of any discrepancy in such statements of accounts failing which they shall be deemed to be conclusive and binding against the Borrower. A statement by the Bank and signed by any of its officers as to what at any time is the amount outstanding and rate of interest chargeable shall, save for manifest errors be final and conclusive and shall not be questioned by the Borrower on any account whatsoever.

15.          SET OFF/COMBINATION OR CONSOLIDATION OF ACCOUNTS

15.1       The Bank shall be entitled (but shall not be obliged) at any time and without notice to the Borrower to combine, consolidate or merge all or any of the Borrower's accounts and liabilities with and to the Bank anywhere whether in or outside Malaysia, alone or jointly with any other person and may transfer or set off any sums in credit in such accounts in or towards satisfaction of any of the Borrower's liabilities whether actual or contingent, primary or collateral notwithstanding that the credit balances on such accounts and the liabilities on any other accounts may not be expressed in the same currency and the Bank is hereby authorized to effect any necessary conversions at the Bank's own rate of exchange then prevailing.

15.2       Without prejudice to the generality of the above, the Bank further reserves the right at any time and without notice to the Borrower to debit any of the Borrower's accounts (whether in credit or debit) with the Bank for all payments due and payable by the Borrower howsoever to the Bank.

16.          SUSPENSE ACCOUNT

Any money received by the Bank in respect of the Banking Facility may be kept to the credit of a suspense account for so long as the Bank thinks fit without any obligation in the meantime to apply the same or any part thereof in or towards settlement of any liabilities due by the Borrower to the Bank.

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RHB BANK BERHAD (6171-M)
RHB Bank Berhad Ref.	:	IPH 900052
Date of Letter of Offer	:	10th July 2014
Borrower	:	TOR Minerals (M) Sdn Bhd

ANNEXURE IA

ADDITIONAL GENERAL TERMS AND CONDITIONS

1.            During the tenor of the Banking Facility the Borrower shall: -

(i)           permit at all times the Bank, its officers, servants and/or agents to inspect all records of the Borrower at any office, branch or place of business of the Borrower or elsewhere and all records kept by any other authorities or persons in so far as such records relate to or affect the businesses and the properties of the Borrower and for the purpose of such inspection, give to or procure for the Bank and any officer, servant and/or agent of the Bank such written authorizations as may be required by the Bank;

(ii)             notify the Bank in the event the Borrower creates any form of charge, mortgage, debenture, pledge, lien, encumbrances or security interest of whatever nature or permit to exist any caveat or prohibitory order or both in respect of any of the Borrower's properties;

(iii)           ensure that all loans or advances from its directors, shareholders and Related Corporation are subordinated to the Indebtedness;

(iv)            in the event the Borrower or any of its subsidiaries or related companies (present and future) ("the Borrower Group of Companies) requires any banking, financial, investment and/or advisory products or services (collectively "the Products") which is offered by the RHB Capital Berhad Group of Companies in its normal course of business, the Borrower shall offer or cause the Borrower Group of Companies to offer the relevant RHB Capital Berhad Group of Companies the right of first refusal to provide the Products to the Borrower or the Borrower Group of Companies; and

(v)             notify the Bank of any change in the Borrower's Board of Directors or its management.

2.            During the tenor of the Banking Facility the Borrower will not, without the prior written consent of the Bank:-

(i)               enter into any partnership, profit-sharing or royalty agreement whereby the Borrower's income or profits are, or might be, shared with any other person, firm or company;

(ii)             enter into any management contract or similar arrangement whereby the Borrower's business or operations are managed by any other person, firm or company;

(iii)           lend or make advances  to any person other than in the normal course of business;

(iv)            lend or make advances  to any person other than to its subsidiaries or related companies (both as defined in the Companies Act, 1965);

(v)             create any form of charge, mortgage, debenture, pledge, lien, encumbrances  or security interest of whatever nature or permit to exist any caveat or prohibitory order or both in respect of any of the Borrower's properties;

(vi)            declare and pay any dividend or other distribution whether of an income or capital nature (but such consent of the Bank will not be unreasonably withheld); and

(vii)          change the Borrower's major or controlling shareholding or partnership structure.

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